Exhibit 99.1

Contacts:
Rajesh C. Shrotriya, M.D. Chairman, CEO and President (949) 743-9295	Investor Relations (949) 788-6700

Spectrum Pharmaceuticals Announces Positive Phase 2 Data

with Ozarelix in Patients with Benign Prostatic Hypertrophy

•	Highly statistically significant (p<0.0001) results seen for primary endpoint in favor of ozarelix

•	Clinical improvement lasts for six months following two doses of ozarelix

•	Ozarelix was safe and well tolerated

•	Spectrum plans to accelerate development to pivotal Phase 3 trial

IRVINE, Calif., Oct. 3 /PRNewswire-FirstCall/ — Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that its double-blinded, randomized, placebo-controlled, multi-center, dose-ranging Phase 2 trial with ozarelix in patients suffering from Benign Prostatic Hypertrophy (BPH) met the primary endpoint. The results were highly statistically significant (p<0.0001) in improving clinical symptoms of BPH as measured by the International Prostate Symptom Score (IPSS), the standard method of assessing BPH symptoms and the primary endpoint of the study. Other efficacy endpoints of the study, such as urine flow, residual urine volume, and quality of life were also met. In addition, the drug had an excellent safety profile. The trial was conducted in Europe in collaboration with Spectrum Pharmaceutical’s partner AEterna Zentaris Inc. (TSX: AEZ; Nasdaq: AEZS).

“We are encouraged by the safety and efficacy results demonstrated in the Phase 2 trial of our proprietary drug, ozarelix, and we plan to move the drug into Phase 3 as expeditiously as possible,” stated Rajesh C. Shrotriya, M.D., Chairman, President and CEO of Spectrum Pharmaceuticals. “We are currently preparing an information package, which we expect to present to the FDA by the beginning of 2007, when we will determine the next steps in this drug’s development. The BPH market is a significant market, with current annual sales of more than $4 billion worldwide. We believe ozarelix might represent an improved therapeutic option in this unsatisfied market.”

In this study, 144 patients with symptomatic moderate to severe BPH were randomized to placebo or different doses of ozarelix given intramuscularly at day 1 and day 15.

While the primary efficacy endpoint was achieved at all dosage regimens, the best results were obtained with the 15 mg dose of ozarelix, in terms of decrease of the IPSS score. Using the 15 mg dose, the observed mean decrease in the IPSS score at weeks 12, 20 and 28 was -8.6, -9.4 and -8.7, respectively (mean: 47% decrease from baseline). This improvement in the IPSS represents a highly statistically significant difference versus baseline (p<0.001) as well as versus placebo (p<0.0001). Furthermore, this long lasting effect, which was still present at the end of the 28-week observation period, was seen at all dosage regimens. A moderate and transient decrease in serum testosterone was observed in the initial 2-4 weeks, which rapidly returned to normal levels and did not result in any adverse effect on sexual function as measured by the IIEF (International Index of Erectile Function) score.

“The most common symptoms of BPH include a weak and interrupted urine stream and frequent and urgent urination. In severe cases, BPH can cause urinary track infections, incontinence, and kidney failure,” stated Luigi Lenaz M.D., Chief Scientific Officer of Spectrum Pharmaceuticals. “Drugs currently used to treat BPH may take six months or longer to take effect, however, in this trial ozarelix had a rapid and pronounced effect. We believe this excellent efficacy of ozarelix is related to its unique mechanism of action which includes the inhibition of intra-tissue growth factors in the prostate gland.”

Ozarelix also achieved improved secondary endpoint parameters such as urine flow, residual urinary volume, and quality of life. The results of the trial demonstrated the excellent safety profile of ozarelix in all doses administered, where patients had no drug related serious side effects. In particular, the erectile function as measured by the IIEF was not affected at any dose regimen.

About Ozarelix (SPI-153, D-63153) and Development Alliance with AEterna Zentaris

Ozarelix is a fourth generation Luteinizing Hormone Releasing Hormone (LHRH) antagonist administered as a depot formulation. In August 2004, Spectrum received an exclusive license from AEterna Zentaris to develop and market ozarelix for all potential indications in North America (including Canada and Mexico) and India.

In addition, Spectrum will receive 50% of any upfront and milestone payments, royalties and/or profits from sales of the product in Japan. Japanese rights for all potential oncology indications have recently been licensed to Nippon Kayaku, a key player in the Japanese oncology market.

Spectrum is developing ozarelix for BPH, hormone-dependent prostate cancer and other indications. Earlier this year, Spectrum announced data from the first Phase 2 study in patients suffering from hormone-dependent prostate cancer.

Spectrum has a strong intellectual property position on ozarelix. A composition of matter patent was issued in the USA and Mexico and is valid until 2020. Composition of matter patent applications are pending in Canada and India and several other patent applications have been filed.

About Benign Prostatic Hyperplasia

Benign prostatic hypertrophy is a non-cancerous enlargement of the prostate frequently occurring in men over the age of 50. According to the National Institutes of Health, BPH affects more than 50% of men over the age of 60 and as many as 90% of men over the age of 70 and it is estimated that there are currently more than 28 million men suffering from BPH in the United States.

The IPSS (also known as AUA symptom index) is a standardized scoring system which evaluates the seven principal symptoms of BPH. The enlargement can result in the gradual squeezing of the urethra, resulting in increased frequency or difficulty in urinating. Treatment options for BPH include surgery and medications to reduce the amount of tissue and increase the flow of urine. Current treatment options have limited efficacy, leading to inadequate compliance. Medications currently available belong to two classes: alpha blockers (such as Flomax, Cardura and Hytrin) which relax the muscles in the neck of the bladder and in the prostate, but have no direct effect on the prostate growth itself, and alpha reductase inhibitors (such as Proscar and Avodart), which can result in some reduction of the prostate size but have a very slow onset of action, and may be associated with impotence and decreased libido.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is opportunistically acquiring and advancing a diversified portfolio of oncology drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drugs with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and low-risk methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit www.spectrumpharm.com.

Forward-Looking Statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire and develop its portfolio of drug candidates, the Company’s promising pipeline, accelerating the development of ozarelix to a pivotal Phase 3 trial, that we will present an information package to the FDA by the beginning of 2007, when we will determine the next steps in the drug’s development, that ozarelix might represent an improved therapeutic option in BPH, that the efficacy of ozarelix is related to its unique mechanism of action which includes the inhibition of intra-tissue growth factors in the prostate gland, the safety and efficacy of ozarelix, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in- license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

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